EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                          Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                         Distribution on Preferred Trust Securities,
                              and Preferred Stock Dividends
                                  (Dollars in millions)


For The Years Ended December 31                   2000     1999     1998     1997     1996
                                                  ----     ----     ----     ----     ----
EARNINGS
--------
Income Before Income Taxes                      $2,364   $2,952   $1,986   $1,838   $1,656
Fixed Charges, Excluding Interest on Deposits      534      442      519      446      502
                                                ------   ------   ------   ------   ------
Income Before Income Taxes and Fixed Charges
  Excluding Interest on Deposits                 2,898    3,394    2,505    2,284    2,158
Interest on Deposits                             2,011    1,363    1,374    1,290    1,152
                                                ------   ------  -------   ------   ------

Income Before Income Taxes and Fixed Charges,
 Including Interest on Deposits                 $4,909   $4,757   $3,879   $3,574   $3,310
                                                ======   ======  =======   ======   ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                                   $  496   $  409   $  485   $  415   $  470
One-Third Net Rental Expense*                       38       33       34       31       32
                                                ------   ------   ------   ------   ------
Total Fixed Charges, Excluding Interest on
  Deposits                                         534      442      519      446      502
Interest on Deposits                             2,011    1,363    1,374    1,290    1,152
                                                ------   ------   ------   ------   ------
Total Fixed Charges, Including Interest on
  Deposits                                      $2,545   $1,805   $1,893   $1,736   $1,654
                                                ======   ======   ======   ======   ======
DISTRIBUTION ON PREFERRED TRUST
SECURITIES, PRE-TAX BASIS                       $  113   $  112   $   95   $   65   $    2
-------------------------------
                                                ======   ======   ======   ======   ======

PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS        $    -   $    -   $    -   $   14   $   16
----------------------------------------
                                                ======   ======   ======   ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                   5.43x    7.68x    4.83x    5.12x    4.30x
Including Interest on Deposits                   1.93     2.64     2.05     2.06     2.00

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON PREFERRED TRUST SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits                   4.48     6.13     4.08     4.35      4.15
Including Interest on Deposits                   1.85     2.48     1.95     1.97      1.98

*The proportion deemed representative of the interest factor.